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                                                               EXHIBIT 11.1(b)

             EXHIBIT 11.1 (b) - COMPUTATION OF PER SHARE EARNINGS

              COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                    PRO FORMA NET INCOME PER COMMON SHARE




                                                   YEAR ENDED DECEMBER 31,
                                              ------------------------------

                                                  1995             1996

Weighted average number of shares of
  common stock outstanding                    5,942,275        5,943,659

Common stock equivalents calculated
  using the weighted average stock price
  per share for the years presented               5,307          266,377

Stock options and convertible stock
  issued during the twelve months
  immediately preceding the offering date
  (using the treasury stock method and
  the proposed initial public offering
  price per share)                              641,501          641,501

Stock issued to satisfy S Corporation
  distribution based upon the proposed
  initial public offering price per share       806,452          806,452

Stock issued to repay indebtedness based
  upon the proposed initial public
  offering price per share                      565,950          554,749

                                             ---------------------------
     Pro forma weighted average shares
  outstanding                                 7,961,485        8,212,738
                                             ===========================

Pro forma net income (Note A)                $1,454,000       $2,820,000
                                             ===========================

Pro forma net income per common share        $     0.18       $     0.34
                                             ===========================



Note A: The pro forma net income shown above reflects: (i) amortization of goodwill over a period of 20 years as a result of the Company's purchase of the 28% minority interest in CBS Mauritius, including the elimination of the minority interest; (ii) the elimination of interest expense to give effect to the repayment of the Company's revolving credit facility and long-term debt; and (iii) provision for Federal and state income taxes at the effective income tax rate as if the Company had been taxed as a C corporation and no foreign tax holidays had been granted during the periods presented.